ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-178960 Dated August 6, 2012

UBS AG $• Buffered Return Enhanced Notes

Linked to Palladium due on or about August 22, 2013

Investment Description

UBS AG Buffered Return Enhanced Notes (the “Securities”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS”) linked to the settlement price of palladium as described under “Settlement Price” on page 14 (the “underlying asset”). The Securities provide exposure to the settlement price of palladium as measured in U.S. dollars. If the asset return is positive, UBS will repay your principal amount at maturity plus pay a return equal to 1.54 times the asset return, up to the maximum gain of 15.40%. If the asset return is zero or negative but the percentage decline from the initial price to the final price is equal to or less than the 10.00% buffer amount, UBS will repay the full principal amount at maturity (but will not pay any additional return on the Securities). However, if the asset return is negative and the percentage decline from the initial price to the final price is greater than the 10.00% buffer amount, UBS will repay less than the full principal amount at maturity resulting in a loss on your investment that is equal to (i) a downside multiplier multiplied by (ii) the percentage decline in the settlement price of the underlying asset in excess of the 10.00% buffer amount. Investing in the Securities involves significant risks. The Securities do not pay interest. You may lose all or a substantial portion of your principal amount if the percentage decline from the initial price to the final price is greater than 10.00%. The downside market exposure to the underlying asset is buffered only at maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑

Enhanced Growth Potential: At maturity, the Securities enhance any positive asset return up to the maximum gain. If the asset return is negative, investors may be exposed to the negative asset return at maturity.

❑

Buffered Downside Market Exposure: If you hold the Securities to maturity and the asset return is zero or negative, but the percentage decline from the initial spot price to the final spot price is equal to or less than the 10.00% buffer amount, UBS will repay your initial investment in the Securities. However, if the percentage decline from the initial spot price to the final spot price is greater than the 10.00% buffer amount, UBS will pay you less than your initial investment, resulting in a loss that is equal to (i) a downside multiplier multiplied by (ii) the percentage decline in the underlying asset in excess of the buffer amount. Accordingly, you could lose all or a substantial portion of your initial investment. The buffered downside market exposure applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of your initial investment, is subject to the creditworthiness of UBS.

Key Dates*

Trade Date	August 10, 2012
Settlement Date	August 15, 2012
Final Valuation Date**	August 19, 2013
Maturity Date**	August 22, 2013

*	Expected. See page 4 for additional details.

**	Subject to postponement in the event of a market disruption event as described in “Market Disruption Events” on page 12 of this free writing prospectus.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. UBS IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY. THE SECURITIES CAN HAVE A LEVERAGED DOWNSIDE MARKET RISK GREATER THAN THE DECLINE IN THE UNDERLYING ASSET, SUBJECT TO THE BUFFER AMOUNT, WHICH CAN RESULT IN A LOSS OF ALL OR A SUBSTANTIAL PORTION OF YOUR INVESTMENT AT MATURITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-8 OF THE PRODUCT SUPPLEMENT BEFORE PURCHASING THE SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering

These preliminary terms relate to Buffered Return Enhanced Notes linked to the settlement price of palladium. The return on the Securities is subject to, and will not exceed, the “maximum gain” or the corresponding “maximum payment at maturity per Security”. The maximum gain, the maximum payment at maturity per Security and the initial price will each be determined on the trade date.

Underlying Asset	Multiplier	Maximum Gain	Maximum Payment at Maturity per Security	Downside Multiplier	Initial Price	Buffer Amount	CUSIP	ISIN
Palladium Settlement Price	1.54	15.40%	$1,154.00	1/0.9	[•]	10.00%	90261JKR3	US90261JKR31

See “Additional Information about UBS and the Securities” on page 2. The Securities will have the terms specified in the accompanying product supplement, the accompanying currency and commodity supplement, the accompanying prospectus and this free writing prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this free writing prospectus, the accompanying product supplement, the accompanying currency and commodity supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

	Issue Price to Public	Underwriting Discount(1)(2)	Proceeds to UBS AG
Per Security	$1,000.00	$10.00	$990.00
Total	$[•]	$[•]	$[•]

(1)	Certain fiduciary accounts will pay a purchase price of $990 per $1,000 principal amount of the Securities, and the placement agents, with respect to sales made to such accounts, will forgo any fees.
(2)	JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC, acting as placement agents for the Securities, will receive a fee from the Issuer of $10.00 per $1,000 principal amount of the Securities, but will forgo any fees for sales to certain fiduciary accounts. The total fees represent the amount that the placement agents received from sales to accounts other than such fiduciary accounts.

J.P. Morgan Securities LLC	UBS Investment Bank

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Securities and a currency and commodity supplement for the various securities we may offer, including the Securities), with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Product supplement dated January 13, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512011545/d282615d424b2.htm

♦	Currency and commodity supplement dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512009002/d279580d424b2.htm

♦	Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, the “Securities” refer to the Buffered Return Enhanced Notes that are offered hereby. Also, references to the “product supplement” mean the UBS product supplement titled “Medium Term Notes Linked to a Currency or Commodity or a Basket Comprised of Currencies or Commodities,” dated January 13, 2012, references to the “currency and commodity supplement” mean the UBS Currency and Commodity Supplement Debt Securities and Warrants, dated January 11, 2012, and references to “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 11, 2012.

This free writing prospectus, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦

You can tolerate a loss of all or a substantial portion of your initial investment and are willing to make an investment that may have a levered downside risk greater than the downside market risk of an investment in the underlying asset, subject to the buffer amount.

♦	You believe the underlying asset will appreciate over the term of the Securities and that the appreciation is unlikely to equal or exceed an amount equal to the maximum gain of 15.40%.

♦

You understand and accept that your participation in any appreciation in the settlement price of the underlying asset is limited to the maximum gain and you would be willing to invest in the Securities based on the maximum gain of 15.40%.

♦	You can tolerate fluctuations in the settlement price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the settlement price of the underlying asset.

♦	You do not seek current income from your investment.

♦	You are willing to hold the Securities to maturity, a term of approximately 53 weeks, and accept that there may be little or no secondary market for the Securities.

♦	You understand the increased volatility and other risks associated with investments in commodities generally and with palladium specifically.

♦

You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦	You require an investment designed to guarantee a full return of principal at maturity.

♦

You cannot tolerate a loss of all or a substantial portion of your initial investment and are not willing to make an investment that may have a levered downside risk greater than the downside market risk of an investment in the underlying asset, subject to the buffer amount.

♦

You believe that the settlement price of the underlying asset will decline during the term of the Securities and the final price will likely decline below the initial price by a percentage that is greater than the buffer amount, or you believe the settlement price of the underlying asset will appreciate over the term of the Securities and that the appreciation is likely to equal or exceed an amount equal to the maximum gain of 15.40%.

♦

You seek an investment that has unlimited return potential without a cap on appreciation of the underlying asset and you would be unwilling to invest in the Securities based on the maximum gain of 15.40%.

♦	You cannot tolerate fluctuations in the settlement price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the settlement price of the underlying asset.

♦	You seek current income from this investment.

♦	You are unable or unwilling to hold the Securities to maturity, a term of approximately 53 weeks, or you seek an investment for which there will be an active secondary market.

♦	You do not understand the increased volatility and other risks associated with investments in commodities generally and with palladium specifically.

♦	You are not willing to assume the credit risk of UBS for all payments under the Securities.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” beginning on page 5 of this free writing prospectus and the more detailed “Risk Factors” beginning on PS-8 of the product supplement for risks related to an investment in the Securities.

Indicative Terms

Issuer	UBS AG, Jersey Branch
Principal Amount	$1,000 per Security
Term	Approximately 53 weeks. In the event that we make any change to the expected trade date and settlement date, the final valuation date and maturity date will be changed to ensure that the stated term of the Securities remains the same.
Underlying Asset	Palladium settlement price as measured in U.S. dollars, as described under “Settlement Price” on page 14 of this free writing prospectus.
Maximum Gain	15.40%
Multiplier	1.54
Downside Multiplier	1/0.9
Buffer Amount	10.00%
Payment at Maturity (per Security)

If the asset return is positive, UBS will pay you an amount in cash per Security equal to:

$1,000.00 + [$1,000.00 × the lesser of:

(1.54 x asset return) and (maximum gain)]

If the asset return is zero or negative, but the percentage decline from the initial price to the final price is equal to or less than the buffer amount, UBS will pay you an amount in cash per Security equal to your principal amount:

$1,000.00

If the asset return is negative and the percentage decline from the initial price to the final price is greater than the buffer amount, UBS will pay you an amount per Security that is less than your principal amount resulting in a loss on your investment that is equal to (i) a downside multiplier multiplied by (ii) the negative asset return in excess of the buffer amount:

$1,000.00 + [$1,000.00 x 1/0.9 x (asset return + buffer amount)]

In this case you could lose all or a significant portion of your principal amount.

Asset Return	With respect to the underlying asset, the percentage change from the initial price to the final price, calculated as follows: Final Price – Initial Price Initial Price
Initial Price	The settlement price on the trade date as determined by the calculation agent under “Settlement Price” on page 14 of this free writing prospectus.
Final Price	The settlement price on the final valuation date as determined by the calculation agent under “Settlement Price” on page 14 of this free writing prospectus.
Final Valuation Date	August 22, 2013, unless the calculation agent determines that a market disruption event (as set forth on page 12 of this free writing prospectus) has occurred or is continuing with respect to the underlying asset on any such day. In the case of a market disruption event, or if the final valuation date is not a business day for the underlying asset, the final valuation date for the underlying asset will be the first following business day on which the calculation agent determines that a market disruption event does not occur and/or is not continuing with respect to the underlying asset. In no event however, will the final valuation date for the underlying asset be postponed by more than 7 business days. See “Market Disruption Event” on page 12 of this free writing prospectus.

Investment Timeline

The initial price is determined.

The final price is observed on the final valuation date and the asset return is calculated.

If the asset return is positive, UBS will pay you an amount in cash per Security equal to:

$1,000.00 + [$1,000.00 × the lesser of:

(1.33 x asset return) and (maximum gain)]

If the asset return is zero or negative, but the percentage decline from the initial price to the final price is equal to or less than the buffer amount, UBS will pay you an amount in cash per Security equal to your principal amount:

$1,000.00

If the asset return is negative and the percentage decline from the initial price to the final price is greater than the buffer amount, UBS will pay you an amount per Security that is less than your principal amount resulting in a loss on your investment that is equal to (i) a downside multiplier multiplied by (ii) the negative asset return in excess of the buffer amount:

$1,000.00 + [$1,000.00 x 1/0.9 x (asset return + buffer amount)]

In this case, you will suffer a loss on your initial investment in an amount 1/0.9 times greater than the negative asset return in excess of the buffer amount. Accordingly, you could lose all or a significant portion of your principal amount.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. THE SECURITIES DO NOT PAY INTEREST. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. THE DOWNSIDE MARKET EXPOSURE TO THE UNDERLYING ASSET IS ONLY BUFFERED IF YOU HOLD THE SECURITIES TO MATURITY. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF UBS. IF THE ISSUER WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the product supplement and the currency and commodity supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

♦

Risk of loss at maturity — The Securities differ from ordinary debt securities in that the issuer will not make periodic interest payments or necessarily pay the full principal amount of the Securities at maturity. UBS will only repay you the full principal amount of your Securities if the asset return is equal to or greater than -10% and will only make such payment at maturity. If the asset return is less than -10%, meaning the absolute percentage decline from the initial price to the final price is greater than the 10.00% buffer amount, you will lose up to a significant portion of your initial investment in an amount equal to the downside multiplier multiplied by that negative asset return in excess of the buffer amount. Accordingly, you may lose all or a significant portion of your initial investment if the percentage decline from the initial price to the final price is greater than 10.00%.

♦

Buffered downside market exposure applies only if you hold the Securities to maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the settlement price of the underlying asset at such time is not below the initial price by a percentage greater than the buffer amount.

♦

The multiplier applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the multiplier or the Securities and the return you realize may be less than 1.54 times the asset return even if such return is positive and does not exceed the maximum gain. You can receive the full benefit of the multiplier and earn the potential maximum return from UBS only if you hold your Securities to maturity.

♦

Your potential return on the Securities is limited to the maximum gain — The return potential of the Securities is limited to the maximum gain of 15.40%. Therefore, you will not benefit from any positive return in excess of an amount that, when multiplied by the multiplier, exceeds the maximum gain and your return on the Securities may be less than it would be in a hypothetical direct investment in the underlying asset.

♦	No interest — You will not receive interest payments on the Securities over the term of the Securities.

♦

Credit risk of UBS — The Securities are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment. The Securities are not deposit liabilities or other obligations of UBS and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction.

♦

The payment formula for the Securities will not take into account all developments in the underlying asset — Changes in the underlying asset settlement price during the term of the Securities before the final valuation date may not be reflected in the calculation of payment at maturity. Generally, the calculation agent will calculate the payment at maturity by comparing only the initial price on the trade date and the final price on the final valuation date. No other levels will be taken into account. As a result, the asset return may be less than zero even if the settlement price of the underlying asset has moved favorably at certain times during the term of the Securities before moving to an unfavorable level on the final valuation date.

♦

Market risk — The return on the Securities is directly linked to the performance of the underlying asset and will depend on whether, and the extent to which, the asset return is positive. The settlement price for the underlying asset is the result of the supply of, and the demand for, such underlying asset. Changes in the settlement price result over time from the interaction of many factors directly or indirectly affecting economic and political conditions. You, as an investor in the Securities, should make your own investigation into the respective underlying asset and the merits of an investment linked to it. You may lose some or all of your principal amount if the asset return is negative.

♦

The Securities are not regulated by the Commodity Futures Trading Commission — An investment in the Securities does not constitute either an investment in futures contracts, options on futures contracts, or commodity options and therefore you will not benefit from the regulatory protections attendant to CFTC regulated products. This means that the Securities are not traded on a regulated exchange and issued by a clearinghouse. See “There may be little or no secondary market for the Securities” below. In addition, the proceeds to be received by UBS from the sale of the Securities will not be used to purchase or sell any commodity futures contracts, options on futures contracts or options on commodities for your benefit. Therefore an investment in the Securities thus does not constitute a collective investment vehicle that trades in these instruments. An investment in a collective investment vehicle that invests in these instruments often is subject to regulation as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a commodity pool operator.

♦

The amount you receive at maturity may result in a return that is less than the yield on a standard debt security of comparable maturity — The amount you receive at maturity may result in a return that is less than the return you could earn on other investments. For example, your return on the Securities may be lower than the yield you would earn if you bought a standard U.S. dollar-denominated unsubordinated non-callable debt security of UBS with the same stated maturity date.

♦

The inclusion of commissions, compensation and projected profits from hedging in the original issue price is likely to adversely affect secondary market prices — Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates are willing to purchase the Securities in secondary market transactions will likely be lower than the issue price to public, since the issue price to public included, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to the Securities, as well as the projected profit included in the cost of hedging our obligations under the Securities. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

♦

The market value of the Securities may be influenced by unpredictable factors — The market value of your Securities may fluctuate between the date you purchase them and the final valuation date when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the Securities. We expect that generally the underlying asset settlement price on any day will affect the market value of the Securities more than any other single factor. Other factors that may influence the market value of the Securities include:

♦	supply and demand for the Securities, including inventory positions held by any market maker;

♦	interest rates in the market;

♦	the time remaining to the final valuation date;

♦	the creditworthiness of UBS;

♦	volatility of the underlying asset settlement price.

♦	lending, sales and purchases by the official sector of precious metals, including central banks and other governmental agencies and multilateral institutions which hold precious metals;

♦	demand from investors seeking stability and protection from economic uncertainties as well as speculators expressing a view on palladium prices;

♦	levels of production and production costs;

♦	actions by or involving mining companies; and

♦	short-term changes in supply and demand because of trading activities in the relevant market.

♦

The historical performance of the settlement price of the underlying asset should not be taken as an indication of the future performance of the settlement price of the underlying asset during the term of the Securities — It is impossible to predict whether the settlement price of the underlying asset will rise or fall. The settlement price of the underlying asset will be influenced by complex and interrelated political, economic, financial and other factors.

♦

Legal and regulatory risks — Legal and regulatory changes could adversely affect the settlement price of the underlying asset. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to the settlement price of the underlying asset, but any such action could cause unexpected volatility and instability in precious metals markets with a substantial and adverse effect on the performance of the underlying asset and, consequently, on the value of the Securities.

♦

The calculation agent can postpone the determination of the final spot price and the maturity date, if a market disruption event occurs on the final valuation date — If the calculation agent determines that a market disruption event has occurred or is continuing on the final valuation date, the final valuation date will be postponed until the first business day on which no market disruption event occurs or is continuing. If such an postponement occurs, then the calculation agent will instead use the relevant settlement price of the underlying asset on the first business day after that day on which no market disruption event occurs or is continuing. In no event, however, will the final valuation date for the Securities be postponed by more than 7 business days. As a result, the maturity date for the Securities could also be postponed.

If the final valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the final valuation date. If the level of the underlying asset is not available on the last possible day that qualifies as the final valuation date, either because of a market disruption event or for any other reason, the calculation agent will make an estimate of the level of the underlying asset that would have prevailed in the absence of the market disruption event or such other reason. See “Market Disruption Event” on page 12 of this free writing prospectus.

♦

Owning the Securities is not the same as owning the underlying asset — Owning the Securities is not the same as owning the underlying asset. The return on your Securities may not reflect the return you would realize if you actually purchase an exchange contract on the underlying asset.

♦

No assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the settlement price of the underlying asset will rise or fall. There can be no assurance that the underlying asset final price will rise above the initial price or that the percentage decline from the initial price to the final price will not be greater than the buffer amount. The final price will be influenced by complex and interrelated political, economic, financial and other factors. You should be willing to accept the risks of losing a significant portion of your initial investment.

♦

There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and other affiliates of UBS may make a market in the Securities, although they are not required to do so and may stop making a market at any time. The price, if any, at which you may be able to sell your Securities prior to maturity could be at a substantial discount from the issue price and to the intrinsic value of the product; and as a result, you may suffer substantial losses.

♦

Price of Securities prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the settlement price of the underlying asset and the expected settlement price volatility of the underlying asset; the time remaining to the maturity of the Securities; interest rates in the markets in general; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of UBS.

♦

There are potential conflicts of interest between you and the calculation agent — Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC, will, among other things, decide the amount paid out to you on the Security offering at maturity. For a fuller description of the calculation agent’s role, see “General Terms of the Notes — Role of Calculation Agent” on page PS-26 of the product supplement. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the underlying asset has occurred or is continuing on a day when the calculation agent will determine the final price for the underlying asset. This determination may, in turn, depend on the calculation agent’s judgment whether the event has materially interfered with our ability to unwind our hedge positions. Since these determinations by the calculation agent may affect the market value of the Security offering and your payment at maturity, the calculation agent may have a conflict of interest if it needs to make any such decision.

♦

The business activities of UBS or its affiliates may create conflicts of interest — UBS and its affiliates may engage in business related to the underlying asset that are not for the account of holders of the Securities or on their behalf. These trading activities might present a conflict between the holders’ interest in the Securities and the interest of UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions for their customers and in accounts under their management.

♦

Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and which may be revised at any time. Any such research, opinions or recommendations could affect the level of the underlying asset or the value of the Securities.

♦

You must rely on your own evaluation of the merits of an investment linked to the underlying asset — In the ordinary course of business, UBS or one or more of its affiliates from time to time expresses views on expected movements in the underlying asset. These views are sometimes communicated to clients who participate in precious metals markets. However, these views, depending upon world-wide economic, political and other developments, may vary over differing time-horizons and are subject to change. Moreover, other professionals who deal in precious metals market may at any time have significantly different views from views of UBS or those of its affiliates. For reasons such as these, UBS believes that most investors in precious metals markets derive information concerning those markets from multiple sources. In connection with your purchase of the Securities, you should investigate the precious metals markets and not rely on views which may be expressed by UBS or its affiliates in the ordinary course of business with respect to future settlement prices of the underlying asset.

♦

Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your own tax situation. See “What Are the Tax Consequences of the Securities” beginning on page 10.

♦

Prices of commodities are characterized by high and unpredictable volatility — Market prices of commodities tend to be highly volatile and may fluctuate rapidly based on numerous factors. The prices of commodities may be highly cyclical and are subject to variables that may be less significant to the values of traditional securities, such as stocks and bonds. These variables may create additional investment risks that cause the value of the Securities to be more volatile than the values of such traditional securities.

♦

The price of the underlying asset may change unpredictably, affecting the value of your Securities in unforeseeable and potentially negative ways — Because the Securities are linked to the performance of the price of palladium, we expect that generally the market value of the Securities will depend in large part on the market price of palladium. The price of palladium has fluctuated widely over the past several years. Because the palladium supply is both limited and concentrated, any disruptions in the palladium supply tend to have an exaggerated effect on the price of palladium. Key factors that may influence prices are the policies and production and cost levels in the most important palladium-producing countries, in particular, Russia, South Africa and Canada (which together account for over 80% of production), the size and availability of the Russian palladium stockpiles, global supply and demand as well as the economic situation of the main consuming countries. The possibility of large-scale distress sales of palladium in times of crises may also have a short-term negative impact on the price of palladium and may adversely affect the value of the Securities. For example, the 2008 financial crisis resulted in significantly depressed prices of palladium largely due to forced sales and deleveraging from institutional investors such as hedge funds and pension funds. Crises in the future may impair palladium’s price performance which may, in turn, have an adverse effect on the value of the Securities. Palladium is used in a variety of industries, in particular the automotive industry. Demand for palladium from the automotive industry, which uses palladium as a catalytic converter, accounts for more than 50% of the industrial use of palladium, and a renewed decline in the global automotive industry may impact the price of palladium and affect the value of the Securities. Palladium is also used in the electronics, dental and jewelry industries.

♦

On the final valuation date, the price of the underlying asset may be determined by the London Platinum and Palladium Market (“LPPM”), and there are certain risks relating to the price being determined by the LPPM — Your Securities are linked to the performance of the underlying asset, which is a precious metal. On the final valuation date, your payment at maturity will be based on the price of the underlying asset, which will be determined by reference to fixing levels reported by the LPPM. The LPPM is a self-regulatory association of platinum and palladium market participants. If the LPPM should cease operations, or if palladium trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LPPM price fixings as a global benchmark for the value of palladium may be adversely affected. The LPPM is a principals’ market that operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LPPM trading. For example, there are no daily price limits on the LPPM, which would otherwise restrict fluctuations in the prices of LPPM contracts. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. The LPPM has no obligation to consider your interest in calculating or revising the official palladium fixing.

You are urged to review “Risk Factors” in the product supplement for a general description of the risks related to an investment in the Securities.

Hypothetical Examples and Return Table of the Securities at Maturity

The examples and table below illustrate the payment at maturity for a $1,000 Security on a hypothetical offering of the Securities in different hypothetical scenarios, with the following assumptions (the actual terms for the Securities will be set on the trade date; amounts have been rounded for ease of analysis):

Investment Term:	Approximately 53 weeks
Initial Spot Price:	$573.00
Buffer Amount:	10.00%
Multiplier:	1.54
Downside Multiplier:	1/0.9
Maximum Gain:	15.40%
Range of Asset Performance:	100% to -90%

Hypothetical Final Price	Hypothetical Asset Return	Payment at Maturity per Security	Total Return of Security at Maturity
$1,146.00	100.00%	$1,154.00	15.40%
$859.50	50.00%	$1,154.00	15.40%
$802.20	40.00%	$1,154.00	15.40%
$744.90	30.00%	$1,154.00	15.40%
$687.60	20.00%	$1,154.00	15.40%
$661.24	15.40%	$1,154.00	15.40%
$630.30	10.00%	$1,154.00	15.40%
$601.65	5.00%	$1,077.00	7.70%
$573.00	0.00%	$1,000.00	0.00%
$544.35	-5.00%	$1,000.00	0.00%
$515.70	-10.00%	$1,000.00	0.00%
$458.40	-20.00%	$888.89	-11.11%
$401.10	-30.00%	$777.78	-22.22%
$343.80	-40.00%	$666.67	-33.33%
$286.50	-50.00%	$555.56	-44.44%
$229.20	-60.00%	$444.44	-55.56%
$171.90	-70.00%	$333.33	-66.67%
$114.60	-80.00%	$222.22	-77.78%
$57.30	-90.00%	$111.11	-88.89%
$0.00	-100.00%	$0.00	-100.00%

Example 1 — On the final valuation date, the final price is 5% above the initial price. Since the asset return is positive and when multiplied by the multiplier is less than the maximum gain, UBS will pay you 1.54 × the asset return, or a 7.70% total return, and the payment at maturity per $1,000.00 principal amount of the Securities will be calculated as follows:

$1,000.00 + ($1,000.00 × 1.54 × 5%) = $1,000.00 + $77.00 = $1,077.00

Example 2 — On the final valuation date, the final price is 20% above the initial price. Since 1.54 × the asset return of 20% is more than the maximum gain of 15.40%, UBS will pay you the principal amount plus a return equal to the maximum gain of 15.40%, and the payment at maturity is equal to $1,154.00 per Security.

Example 3 — On the final valuation date, the final price is 5% below the initial price. Since the asset return is negative but the 5% decline from the initial price to the final price is less than the 10.00% buffer amount, UBS will repay the full principal amount and the payment at maturity is equal to $1,000.00 per Security.

Example 4 — On the final valuation date, the final price is 20% below the initial price. Since the asset return is negative and the 20% decline from the initial price to the final price is greater than the 10.00% buffer amount by 10.00%, UBS will pay you less than the full principal amount and the payment at maturity per Security is as follows:

$1,000.00 + [$1,000.00 × 1/0.9 × (-20% + 10.00%)] = $1,000.00 - $111.11 = $888.89

Accordingly, if the asset return is less than -10%, meaning the percentage decline from the initial spot price to the final spot price is greater than 10.00%, UBS will pay you less than the full principal amount resulting in a loss on your investment that is equal to the downside multiplier multiplied by the negative asset return in excess of the buffer amount. You may lose all or a substantial portion of your principal.

What Are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations — Non-Currency Linked Notes that it Would be Reasonable to Treat as Derivative Contracts” beginning on page PS-49 of the product supplement and discuss the tax consequences of your particular situation with your tax advisor.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Securities. Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid derivative contract with respect to the underlying asset. If your Securities are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities and such gain or loss would be treated as long-term if you have held the Securities for more than one year at the time of sale or maturity.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations — Alternative Treatments” on page PS-50 of the product supplement.

The Internal Revenue Service, for example, might assert that Section 1256 of the Internal Revenue Code should apply to your Securities or that any long-term gain on the Securities should be taxed at the special rate applicable to collectibles.

In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument similar to the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”) above should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations — Non-Currency Linked Notes that it Would be Reasonable to Treat as Derivative Contracts” beginning on page PS-49 of the product supplement, unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Moreover, in 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities.

Recent Legislation

Beginning in 2013, U.S. holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Under recently enacted legislation, individuals (and to the extent proposed in future regulations when finalized) that own “specified foreign financial assets” may be required to file information with respect to such assets with their income tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Securities.

Non-United States Holders. If you are not a United States holder, you will generally not be subject to United States withholding tax with respect to payments on your Securities or be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities if you comply with certain certification and identification requirements as to your foreign status, including providing an IRS Form W-8BEN. Gain from the sale or exchange of a Security or settlement at maturity generally will not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SECURITIES.

Historical Palladium Settlement Price

The following graph shows the performance of the underlying asset at the end of each month in the period from August 3, 2002 through August 3, 2012. As of August 3, 2012, at approximately 2:00 p.m., London time, the underlying asset settlement price was obtained from Bloomberg L.P., without independent verification: the settlement price of palladium was $573.00. The actual initial price of the underlying asset will be determined on the trade date as described in “Initial Price” on page 4 and not taken from Bloomberg L.P. The historical performance of the underlying asset should not be taken as an indication of future performance, and no assurance can be given as to the settlement price of the underlying asset on any given day.

Market Disruption Events

With respect to the underlying asset, the calculation agent will determine the initial price on the trade date and the final price on the final valuation date (each a “determination date”). The date of determination of the initial price or final price may be postponed, if the calculation agent determines that the originally scheduled determination date is not a trading day or a market disruption event has occurred or is continuing on such day with respect to the commodity. If such postponement occurs, the initial price or final price for the underlying asset may be determined by the calculation agent by reference to the settlement price of the underlying asset on the first business day on which no market disruption event has occurred or is continuing, as determined by the calculation agent. In no event, however, will a determination date be postponed by more than seven business days.

If a determination date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that last day will nevertheless be the determination date. In such event, the calculation agent will make an estimate of the settlement price that would have prevailed in the absence of the market disruption event, and such estimate shall constitute the initial price or the final price, as applicable.

Upon the delay of a determination date as set forth above, the calculation agent may delay any of the trade date, the, the final valuation date and the maturity date as it deems appropriate.

Notwithstanding the occurrence of one or more market disruption events with respect to the underlying asset, the calculation agent may waive its right to postpone the determination date if it determines that the applicable market disruption event has not or is not likely to materially impair its ability to determine the settlement price of the underlying asset.

Any of the following will be a market disruption event, as determined by the calculation agent:

♦

the failure of Bloomberg to announce or publish the settlement price for the underlying asset, or the temporary or permanent discontinuance or unavailability of Bloomberg as a price source for such purpose;

♦	the official settlement price is not published for the underlying asset;

♦

a material suspension, absence or limitation of trading in the underlying asset on its relevant exchange, or in option contracts relating to the underlying asset in the primary market for those contracts (as determined by the calculation agent, the “related exchange”);

♦

such underlying asset or option contracts relating to the underlying asset do not trade on what was, on the trade date, the relevant exchange for the underlying asset or the related exchange for those options;

♦

the relevant exchange for the underlying asset or the related exchange or quotation system, if any, for option contracts relating to the underlying asset fails to open for trading during its regular trading session;

♦

the permanent discontinuation or disappearance of trading in the underlying asset or option contracts relating to the underlying asset or the disappearance or permanent discontinuance or unavailability of the official settlement price, notwithstanding the availability of Bloomberg or the status of trading in the underlying asset or the option contracts relating to the underlying asset;

♦	the occurrence since the trade date of a material change in the formula for or the method of calculating the relevant settlement official price of the underlying asset;

♦	the occurrence since the trade date of a material change in the content, composition or constitution of the underlying asset; or

♦

any event that materially disrupts or impairs, as determined by the calculation agent, the ability of market participants to effect transactions in, or obtain market values for the underlying asset on its relevant exchange or effect transactions in, or obtain market values for option contracts related to the underlying asset on its related exchange (including, but not limited to, limitations, suspensions or disruptions of trading of one or more futures contracts on the underlying asset by reason of movements exceeding “limit up” or “limit down” levels permitted by the relevant exchange); or

♦

any other event, if the calculation agent determines that the event materially interferes with our ability or the ability of any of our affiliates to establish, maintain or unwind all or a material portion of a hedge with respect to that offering of the Notes.

The following events will not be market disruption events:

♦

a limitation on the hours or numbers of days of trading in a commodity in its primary market, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

♦	a decision to permanently discontinue trading in the option contracts relating to the underlying asset.

For this purpose, an “absence of trading” in the related exchange for option contracts related to the underlying asset, if available, are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

In contrast, a suspension or limitation of trading in the underlying asset or option contracts related to the underlying asset, if available, by reason of any of:

♦	a price change exceeding limits set by the relevant exchange or related exchange, as applicable,

♦	an imbalance of orders, or

♦	a disparity in bid and ask quotes,

will constitute a suspension or material limitation of trading.

“Relevant exchange” means, with respect to the underlying asset, LPPM or any successor thereto, with respect to any successor commodity (as defined under “Discontinuation of Trading of the Underlying Asset on Its Relevant Exchange; Alternative Method of Calculation” on page 13 of this free writing prospectus), the primary exchange or market of trading related to such successor commodity, as determined by the calculation agent.

Discontinuance of Trading of the Underlying Asset on its Relevant Exchange; Alternative Method of Calculation

If the relevant exchange of the underlying asset discontinues trading in such underlying asset, the calculation agent may replace the underlying asset with another commodity, the price of which is quoted on such relevant exchange or any other exchange, that the calculation agent determines to be comparable to the discontinued underlying asset (such replacement commodity will be referred to herein as a “successor commodity”), then the final price will be determined by reference to the official settlement price of such successor commodity at the close of trading on such relevant exchange for such successor commodity on the final valuation date as determined by the calculation agent.

Upon any selection by the calculation agent of a successor commodity, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to UBS and to the holders of the Notes.

If the relevant exchange discontinues trading in the underlying asset or the physical delivery of the physical commodity underlying the underlying asset (an “underlying commodity”) prior to, and such discontinuation is continuing on, the final valuation date and the calculation agent determines that no successor commodity is available at such time, or the calculation agent has previously selected a successor commodity and trading in such successor commodity or the physical delivery of the underlying commodity for such successor commodity is discontinued prior to, and such discontinuation is continuing on, the final valuation date, then the calculation agent will determine the settlement price on the final price for the underlying asset or successor commodity, as applicable; provided that, if the calculation agent determines that no successor commodity exists for the discontinued underlying asset, the settlement price on the final price, as applicable, for the underlying asset will be the settlement price that the calculation agent determines to be fair and commercially reasonable under the circumstances on the date following the final valuation date.

Notwithstanding these alternative arrangements, discontinuation of trading on the relevant exchange in the underlying asset may adversely affect the value of the Notes.

If at any time the method of calculating the settlement price of the underlying asset or successor commodity, as applicable, is changed in a material respect by the relevant exchange, or if the reporting thereof is in any other way modified so that such settlement price does not, in the opinion of the calculation agent, fairly represent the value of the underlying asset or successor commodity, as applicable, the calculation agent will, at the close of business in New York City on the final valuation date for the underlying asset or successor commodity, as applicable, make such calculations and adjustments as may be necessary in order to arrive at a value for the underlying asset or successor commodity, as applicable. The calculation agent shall cause written notice of such calculations and adjustments to be furnished to the holders of the Notes.

Settlement Price

The settlement price for palladium will be determined by the official afternoon palladium fixing per troy ounce gross of unallocated palladium bullion for delivery in Zurich through a member of the London Platinum and Palladium Market (the “LPPM”) authorized to effect such delivery, stated in U.S. dollars, as set by the four members the LPPM during the afternoon Palladium price fixing which starts at 2:00 p.m. London, England time, on such day and displayed on Bloomberg quote “PLDMLNPM” or any successor page, as determined by the calculation agent.

Supplemental Plan of Distribution

We will agree to sell to JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC. (the “Agents”) and the Agents will agree to purchase, all of the Notes at the issue price less the underwriting discount indicated on the cover of the final pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agents intend to resell the Notes to securities dealers at a discount from the price to public up to the underwriting discount set forth on the cover of this free writing prospectus.

Each Agent may be deemed to be an “underwriter” within the Securities Act of 1933 (the “Securities Act”). We will agree to indemnify the Agents against certain liabilities, including liabilities under the Securities Act.